Exhibit 99.1

Company:
Curtis A. Cluff	Investors:
EVP, Corporate Development and Operations	Ina McGuinness/Lena Adams
Obagi Medical Products, Inc.	ICR, Inc.
562-491-6011	310-954-1100

FOR IMMEDIATE RELEASE

OBAGI MEDICAL PRODUCTS REPORTS
RECORD FIRST QUARTER 2007 NET SALES

•      Net sales increased 34% to record $23.0 million

•      Operating income increased 37% to $5.5 million

•      Net income increased 96% to $2.9 million, or $0.13 per diluted share

•      Outlook reflects 31% to 36% estimated net sales growth for 2007

Long Beach, Calif. — May 7, 2007 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the first quarter ended March 31, 2007.

For the first quarter of 2007, the Company achieved record net sales of $23.0 million, an increase of 34%, compared with $17.2 million in net sales for the first quarter of 2006.  For the first quarter of 2007, operating income increased 37% to $5.5 million and net income increased 96% to $2.9 million, or $0.13 per diluted share, on 21.9 million fully diluted weighted-average shares outstanding. This compares with a net income of $1.5 million, or $0.08 per diluted share, on 17.8 million fully diluted weighted-average shares outstanding, for the comparable quarter last year.

This quarter’s success reflected:

•         Continued strength of Obagi’s core product systems (includes Nu-Derm, Obagi-C Rx and Tretinoin products), which grew 14.7% over the prior year;

•         The successful launch in February of a second Obagi ELASTIderm™ product for use on skin around the eyes, resulting in a $2.2 million contribution to net sales from the ELASTIderm product line;

•         The successful launch in February of the Obagi CLENZIderm M.D.™ System for the treatment of acne, resulting in a $1.3 million contribution to net sales during the final six weeks of the quarter;

•         Expansion of Obagi’s field sales force from 72 to 77 sales representatives providing broader account coverage and an improved ability to focus on both the therapeutic and aesthetic market segments;

•         Accelerated new account acquisition that resulted in more than 4,500 active accounts, a 17% increase over the first quarter of 2006, and included a 28% increase in active dermatology accounts.

“We are extremely pleased with this quarter’s performance as we delivered another quarter of significant revenue growth and marked the second consecutive quarter of record sales,” said Steve Carlson, Obagi Medical Products’ President and CEO. “We have entered 2007 with an expanded product portfolio, a larger and more focused sales force and strong demand for our core product line, which is now bolstered by the Nu-Derm Condition and Enhance System.  While we are still in the early stages of launching our new CLENZIderm M.D. and ELASTIderm product lines, we are seeing strong acceptance among physicians and their patients, which we believe indicates their potential for significant growth,” concluded Carlson.

Gross margin percentage for the first quarter of 2007 declined slightly to 82.8% from 83.9% a year ago, as a result of the introduction of CLENZIderm M.D., which carries lower margins and required start up manufacturing and production costs during the quarter.

Selling, general and administrative (SG&A) expenses were $12.3 million for the first quarter of 2007 compared with $9.1 million for the first quarter of 2006, primarily as a result of the increased sales force and support staffing, and other expenses related to market research and promotional activities targeting physicians and patients and general operating expenses.

Research and development (R&D) expenses were $1.2 million for the first quarter of 2007 compared with $1.3 million a year ago, reflecting a slight decrease in development costs associated with the CLENZIderm and ELASTIderm products.

Net interest expense for the 2007 first quarter decreased to $0.7 million from $1.5 million a year ago primarily as a result of a significant reduction in debt using proceeds raised from the Company’s initial public offering in December 2006 and from operating cash flow.

The first quarter 2007 effective tax rate was 39.5% compared with 40.6% for the first quarter last year as a result of research and development tax credits recorded during the quarter.

Balance Sheet Data

As of March 31, 2007, cash and cash equivalents totaled $12.4 million, compared with $11.3 million as of December 31, 2006.  As of March 31, 2007, the Company had $25.8 million in debt, working capital totaled $25.6 million and stockholders’ equity totaled $21.1 million compared with $25.8 million in debt, $21.9 million in working capital and $17.9 million in stockholders’ equity as of December 31, 2006.

Outlook

Based on the current trends in its core business and the initial sales of its recently introduced products, the Company estimates sales for 2007 to be in the range of $102 million to $106 million, representing growth of 31% to 36%. Earnings are expected to be between $0.70 and $0.74 per share, based on approximately 22 million fully diluted weighted-average shares outstanding.

Conference Call

Obagi’s management will host a conference call to discuss the Company’s financial performance today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the call can dial (888) 802-2225 from the U.S. International callers can dial (913) 312-1268. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, May 21, by dialing (888) 203-1112 from the U.S., or (719) 457-0820 for international callers, and entering confirmation code 4572849. There also will be a simultaneous webcast available on the Investor Relations section of the Company’s web site at www.obagi.com, which will be archived for 30 days.

About Obagi Medical Products, Inc.

Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical’s products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. Obagi launched its first skincare system, Obagi Nu-Derm in 1988; and in 2004 launched the first and only prescription-strength vitamin C and hydroquinone system, Obagi-C Rx. In 2005, the company launched Obagi Professional-C, a line of highly stable vitamin C serums. In 2006, the company introduced Obagi Nu-Derm Condition and Enhance for use with cosmetic procedures to enhance patient outcomes and satisfaction. The Company launched its new Obagi ELASTIderm eye skin care and Obagi CLENZIderm M.D. acne therapeutic systems in February 2007. Obagi System products are only available through physicians. Visit www.obagi.com for information.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2006. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

Obagi Medical Products, Inc.
Consolidated Statements of Income

(Dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Net sales	$23,046	$17,204
Cost of sales	3,961	2,772
Gross profit	19,085	14,432
Selling, general and administrative expenses	12,313	9,055
Research and development expenses	1,244	1,329
Income from operations	5,528	4,048
Interest income	44	—
Interest expense	(734)	(1,533)
Income before provision for income taxes	4,838	2,515
Provision for income taxes	1,912	1,020
Net income	$2,926	$1,495
Net income attributable to common shares
Basic	$0.13	$0.08
Diluted	$0.13	$0.08

Weighted average common shares outstanding
Basic	21,801,961	17,797,936
Diluted	21,888,511	17,821,313

Obagi Medical Products, Inc.
Condensed Balance Sheet Data
(Dollars in thousands, except share and per share amounts)

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$12,363	$11,298
Accounts receivable, net	12,176	11,550
Inventories, net	8,153	6,266
Prepaid expenses and other current assets	4,404	4,800
Total current assets	37,096	33,914
Property and equipment, net	3,518	3,749
Goodwill	4,629	4,629
Intangible assets, net	6,245	6,308
Other assets	4,204	4,361
Total assets	$55,692	$52,961
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,530	$5,512
Current portion of long-term debt	2,757	2,729
Accrued liabilities	3,253	3,750
Total current liabilities	11,540	11,991
Long-term debt	23,015	23,052
Total liabilities	34,555	35,043
Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value; 100,000,000 shares authorized, 21,804,689 and 21,804,689 shares issued and 21,801,961 and 21,801,961 shares outstanding at March 31, 2007 and December 31, 2006, respectively	22	22
Additional paid-in capital	39,473	39,109
Accumulated deficit	(18,308)	(21,144)
Stockholder receivable	—	(23)
Accumulated other comprehensive loss	(50)	(46)
Total stockholders’ equity	21,137	17,918
Total liabilities and stockholders’ equity	$55,692	$52,961

Obagi Medical Products, Inc.
Segment Financial Data
(Dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2007	2006	Change
	(unaudited)
Net sales by segment
Skin health	$22,258	$16,304	37%
Licensing	788	900	(12)
Net sales	$23,046	$17,204	34%

Gross profit by segment
Skin health	$18,333	$13,580	35%
Licensing	752	852	(12)
Gross profit	$19,085	$14,432	32%

Geographic information
United States	$19,615	$14,235	38%
International	3,431	2,969	16
Net sales	$23,046	$17,204	34%

	Three Months Ended March 31,
	2007	2006	Change
	(unaudited)
Net sales by product line
Skin health
Nu-Derm	$13,849	$12,235	13%
Vitamin C	2,451	2,356	4
Elasticity	2,213	—	—
Therapeutic	1,348	—	—
Other	2,397	1,713	40
Total	22,258	16,304	37
Licensing	788	900	(12)
Total net sales	$23,046	$17,204	34%